Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 25, 2010 except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor condensed consolidating financial information described in Note 14, as to which the date is March 8, 2010, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in NII Holdings Inc’s Current Report on Form 8-K dated March 8, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
McLean, Virginia
March 8, 2010